Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-132105 and 333-155420 on Form F-3 of our reports dated August 31, 2009, relating to the consolidated financial statements of Mitsubishi UFJ Financial Group, Inc. (“MUFG”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the restatements discussed in Notes 6, 11, 15 and 25 to the consolidated financial statements, and (ii) the changes in methods of accounting for (a) defined benefit pension and other postretirement plans, (b) stock-based compensation, (c) uncertainty in income taxes and (d) leveraged leases, (e) fair value measurements, (f) fair value option for financial assets and financial liabilities and (g) netting of cash collateral against derivative exposures, as described in Note 1 to the consolidated financial statements), and the effectiveness of MUFG’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of MUFG for the year ended March 31, 2009.

/s/ Deloitte Touche Tohmatsu LLC

DELOITTE TOUCHE TOHMATSU LLC

Tokyo, Japan

August 31, 2009